Exhibit 1.1

June 5, 2003

CONFIDENTIAL
VaxGen, Inc.
1000 Marina Boulevard
Brisbane, CA  94005

Attention:

      This letter agreement (this "Agreement") confirms the engagement of Granite Financial Group ("Granite") by VaxGen, Inc. ("VaxGen" or the "Company") as placement agent to arrange the sale of up to $7,000,000 of shares of common stock of VaxGen (the "Securities") on behalf of the Company (the "Financing"). The Financing shall occur through a directed registered sale under the Securities Act of 1933, as amended (the "Securities Act"), and in compliance with applicable laws of states and other jurisdictions ("Blue Sky Laws").

      1. Retention. Subject to the terms and conditions of this Agreement, VaxGen hereby engages Granite to act on behalf of the Company as placement agent during the Authorization Period (as defined below) to arrange the Financing on terms and conditions satisfactory to the Company, and Granite hereby accepts such engagement.

      2. Authorization Period. Granite's engagement shall become effective on the date hereof and, unless extended by VaxGen and Granite, shall expire 15 days after the signing of this Agreement. The period from the date hereof through the expiration of this Agreement is called the" Authorization Period."

      3. Compensation. If the Financing is consummated during the Authorization Period, VaxGen shall pay Granite a placement fee in cash equal to 4.0% on any gross proceeds received by the Company in connection with the Financing. The placement fee shall be payable on the closing date on which such aggregate consideration is received by the Company.

      4. Reimbursements. Regardless of whether the Financing is consummated, the Company shall reimburse Granite for all of its reasonable out-of-pocket expenses, not to exceed $20,000 without the written consent of VaxGen, incurred in connection with its engagement, including the fees and disbursements of counsel for Granite and the expenses of any travel that may be necessary.

      5. Representations, Warranties and Covenants of VaxGen. VaxGen represents and warrants to, and covenants with, Granite that VaxGen shall take such actions as may be required to cause compliance with this Agreement. Granite acknowledges that VaxGen may cause its affiliates to perform any of its obligations hereunder; provided, however, that VaxGen's intention to do so (or any action by VaxGen or Granite in respect thereof) shall not relieve VaxGen from its obligations to perform such obligations when due.

      6. Indemnification. a. The Company agrees to the indemnification and other agreements set forth in the attached Indemnification Agreement, the provisions of which are incorporated herein by reference.

            b. Granite agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signed the Registration Statement on Form S-3 filed with the Securities and Exchange Commission ("Commission") on November 6, 2002 (Registration File No. 333-101057) and each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, against any loss, claim, damage, liability or expense, as incurred, to which the Company, or any such director, officer or controlling person may become subject, under the Securities Act, the Exchange Act, or other federal, state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of Granite), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue or alleged untrue statement of a material fact contained in the supplemented form of prospectus, in the form in which it will be filed with the Commission ("Prospectus Supplement") (or any amendment or supplement thereto), or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Prospectus Supplement (or any amendment or supplement thereto), in reliance upon and in conformity with written information furnished to the Company by Granite expressly for use therein and to reimburse the Company, or any such director, officer or controlling person for any legal and other expense reasonably incurred by the Company, or any such director, officer or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. The indemnity agreement set forth in this paragraph 6.b shall be in addition to any liabilities that Granite may otherwise have.

      7. Confidentiality. No financial advice rendered by Granite pursuant to this Agreement may be disclosed publicly in any manner without Granite's prior written approval, except as may be required by law, regulation or court order but subject to the limitation below. If the Company is required or reasonably expects to be so required to disclose any advice, VaxGen shall provide Granite with prompt notice thereof so that Granite may seek a protective order or other appropriate remedy and take reasonable efforts to assure that all of such advise disclosed will be covered by such order or other remedy. Whether or not such a protective order or other remedy is obtained, the Company will and will cause its affiliates to disclose only that portion of such advice which the Company is so required to disclose.

            Neither Granite nor any of its officers or directors shall disclose any material non-public information about the Company. Neither Granite nor any of its officers or directors shall make any public statement or announcement with respect to this Agreement, the Financing or the transactions contemplated thereby without the prior written consent of the other party to such disclosure, except that if Granite is required by law to make a public statement or announcement with respect to this Agreement or the Financing, Granite may do so and such and shall consult wit the Company in advance on the form and substance of such disclosure.

            This Agreement replaces in toto the letter agreement dated June 3, 2003 from Granite to VaxGen and as a result the letter agreement dated June 3, 2002 is no longer in effect. This Agreement contains the entire agreement and understanding of the parties with respect to the matters covered hereunder.

            This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not effect such provision in any other respect or any other provision of this Agreement

            Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Granite the enclosed duplicate copy of this Agreement.

                                      Very truly yours,

                                      Granite Financial Group


                                      By:
                                         --------------------------------------
                                      Name:
                                      Title:

Accepted and agreed to as of
the date first written above

VaxGen, Inc.


By:
   -----------------------------------------
Name:
Title:

                            INDEMNIFICATION AGREEMENT

            In connection with your engagement pursuant to our letter agreement of even date herewith (the "Engagement"), we agree to indemnify and hold harmless Granite Financial Group ("Granite" or "you") and its affiliates, the respective directors, officers, partners, agents and employees of Granite and its affiliates, and each other person, if any, controlling Granite or any of its affiliates (collectively, "Indemnified Persons"), from and against, and we agree that no Indemnified Person shall have any liability to us or our owners, parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively "Losses") (A) related to or arising out of (i) our actions or failures to act (including statements or omissions made, or information provided, by us or our agents) or (ii) actions or failures to act by an Indemnified Person with our consent or in reliance on our actions or failures to act, or (B) otherwise related to or arising out of the Engagement or your performance thereof, except that this clause (B) shall not apply to any Losses that are finally judicially determined to have resulted primarily from your bad faith or gross negligence or breach of the letter agreement. If such indemnification is for any reason not available or insufficient to hold you harmless, we agree to contribute to the losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by us and by you with respect to the Engagement or, if such allocation is judicially determined unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of us on the one hand and of you on the other hand; provided, however, that to the extent permitted by applicable law, the Indemnified Persons shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received by you from us in connection with the Engagement. Relative benefits to us, on the one hand, and you, on the other hand, with respect to the Engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by us or our security holders, as the case may be, pursuant to the transaction(s), whether or not consummated, contemplated by the Engagement bears to (ii) all fees paid or proposed to be paid to you by us in connection with the Engagement.

            We will reimburse each Indemnified Person for all expenses (including reasonable fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing for or defending any action, claim, investigation, inquiry, arbitration or other proceeding "Action") referred to above (or enforcing this agreement or any related engagement agreement), whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party, and whether or not such action is initiated or brought by you. We further agree that we will not settle or compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not an Indemnified Person is a party therein) unless we have given you reasonable prior written notice thereof and use all reasonable efforts, after consultation with you, to obtain an unconditional release of each Indemnified Person from all liability arising therefrom. In the event we are considering entering into one or a series of transactions involving a merger or other business combination or a dissolution or liquidation of all or a significant portion of our assets, we shall promptly notify you in writing. If requested by Granite, we shall then establish alternative means of providing for our obligations set forth herein on terms and conditions reasonably satisfactory to Granite.

            If multiple claims are brought against you in any action with respect to at least one of which indemnification is permitted under applicable law and provided for under this agreement, we agree that any judgment, arbitration award or other monetary award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for. In the event that we are called or subpoenaed to give testimony in a court of law, you agree to pay our expenses related thereto and $5,000 per person per day for every day or part thereof that we are required to be there or in preparation thereof. Our obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. Solely for the purpose of enforcing this agreement, we hereby consent to personal jurisdiction and to service and venue in any court in which any claim which is subject to this agreement is brought by or against any Indemnified Person. We acknowledge that in connection with the Engagement you are acting as an independent contractor with duties owing solely to us. YOU HEREBY AGREE, AND WE HEREBY AGREE ON OUR OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF OUR SECURITY HOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF THE ENGAGEMENT, YOUR PERFORMANCE THEREOF OR THIS AGREEMENT.

      The provisions of this agreement shall apply to the Engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the Engagement. This agreement and any other agreements relating to the Engagement shall be under seal, governed by and construed in accordance with the laws of the state of California, without regard to conflicts of law principles thereof.

                                            Very truly yours,

Accepted and Agreed:

GRANITE FINANCIAL GROUP.                    Client: VaxGen, Inc.


By:                                         By:
   ------------------------------              --------------------------------
   Name:                                       Name:
   Title:                                      Title: